INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is effective on December 1, 2008 (“Effective Date”) by and between CyberDefender Corporation, a California corporation having its principal place of business at 617 7th Street Los Angeles, California 90017 (“Company”) and Kevin Harris (“Contractor” or “Consultant”) having his/her/its address at PO Box 492105, Los Angeles, CA 90049.

1.  Term of Agreement.  This Agreement shall be in effect from the date executed by the parties until the date specified on the attached Statement of Work (the “Term”), unless extended by mutual written agreement of the parties. This Agreement may be terminated in accordance with Section 9.

2.  Definitions.

(a) “Intellectual Property” shall mean all intangibles, including but not limited to, inventions, works of authorship, documents (whether in draft or final, complete or incomplete form), utility models, trade secrets, software, subroutines, codes, databases, algorithms, designs, know-how, processes, procedures, methodologies, ideas, marks, names, symbols, logos, industrial designs of any kind, text, translations, and any similar intangibles, as well as the prototypes, samples, copies, and other materialized forms or representations of such intangibles.

(b) “Proprietary Rights” shall mean copyrights, patent rights, rights to patent applications, trademarks, trade names, service marks, trade secrets, and designs of any kind, or any other proprietary rights to Intellectual Property, recognized in any country of the world, whether or not currently perfected.

(c) “Confidential Information” shall consist of this Agreement, any Intellectual Property and Proprietary Rights that are owned or acquired by Company, including Intellectual Property and Proprietary Rights that are created under this Agreement, as well as any other information: (i) that Company designates as confidential, orally or in writing, or in any other way before disclosure to Contractor, or (ii) that, due to its character or nature would be treated as secret and confidential by a reasonable person in a similar position to the parties under like circumstances, including but not limited to names, addresses of Company’s customers and other information concerning  Company's customers.   Notwithstanding the foregoing, Confidential Information shall NOT include information that: (i) is or becomes part of the public domain through no act or omission of Contractor; (ii) was in Contractor’s possession prior to the disclosure, provided that such Confidential Information was not previously obtained by Contractor either directly or indirectly from Company; (iii) is lawfully disclosed to Contractor by a third party who is not in breach of any obligation not to disclose the information; or (iv) is independently developed by Contractor, which independent development it shall be the burden of Contractor to prove.

(d) “Statement of Work” shall mean the Statement of Work attached hereto as Exhibit A.

3.  Services to be Performed by Contractor.  Contractor agrees to perform the services (“Services”) described in the Statement of Work, which forms an integral part of this Agreement.

4.  Best Efforts. Contractor agrees to use its best efforts, experience, and professional and technical skills to perform the Services as contemplated by this Agreement and the Project (the “Project”) as defined in the Statement of Work. At Company’s request Contractor shall report to Company on the status of the Services no less frequently than once every seven (7) days.  Upon notice to Contractor, Company shall have the right to inspect any aspect of Contractor’s work that is in progress and to receive copies of all or any portion of Contractor’s work product relating to the Project at any time.

Subject to any particular provision set out in the Statement of Work, if at any time it appears to be impossible for Contractor to complete the Services on schedule, Contractor shall promptly notify Company of such determination, and explain to the Company the reasons therefor.  In such case, Company may, in its sole discretion, terminate this Agreement or develop an alternative procedure and schedule for achieving the desired result.

5.  Fee and Expenses.  Company will compensate Contractor for Services satisfactorily performed by Contractor in accordance with the Statement of Work under this Agreement per the fee schedule set out in the Statement of Work.

6.  New Intellectual Property.  Subject to the foregoing, Company shall acquire all title, ownership and interest in and to all Intellectual Property and other Proprietary Rights that are created, discovered or learned by any party hereto, or by the parties jointly during the performance of this Agreement.

7. Use of New Intellectual Property and Proprietary Rights.  To ensure that Company will be able to acquire, retain and use the Intellectual Property and Proprietary Rights to which it is entitled under this Agreement, Contractor shall promptly: (i) disclose to the Company, or to any persons designated by Company, any and all Intellectual Property made, conceived, reduced to practice or learned during the performance of the Services (such obligation to disclose to continue for a period of two years following the expiration or termination of this Agreement), (ii) transfer possession, ownership and title to any and all media, models, documents and other tangible media or objects containing Intellectual Property and Proprietary Rights to Company, and (iii) provide Company with reasonable support, information, assistance and cooperation in connection with Company’s efforts to perfect, register,  secure, defend and enforce such Intellectual Property and Proprietary Rights of the Company.

8.  Non-disclosure of Confidential Information.  Contractor agrees to use the Company’s Confidential Information only for the purposes of this Agreement, and to hold Company’s Confidential Information in strict confidence during and for a period of three (3) years after the expiration or termination of this Agreement, except that Contractor’s obligation not to disclose any of Company’s trade secrets shall continue without limitation following the expiration or termination of this Agreement except as may be required by proper legal or governmental action,. Contractor agrees to take all reasonable steps to ensure that the Company’s Confidential Information is not disclosed or distributed in violation of the terms of this Agreement.

9. Termination By Parties.

(a)  Company and Contractor may terminate this Agreement without cause upon 30 days advance written notice.

INDEPENDENT CONTRACTOR AGREEMENT

(b)  If Contractor defaults in the performance of this Agreement or materially breaches any of its terms, Company, at its sole option, may terminate this Agreement immediately by giving written notice to Contractor.  For purposes of this section, material breach of this Agreement shall include, but not be limited to, failure to complete all or part of the Services in a timely and professional manner as provided herein, Contractor’s habitual neglect, gross negligence or willful wrongdoing in the performance of Contractor’s duties, or Contractor’s breach of the obligations to maintain the confidence of the Proprietary Information.

(c)   Except as provided herein, upon termination, all rights and duties of the parties shall cease except that Company shall be obliged to pay, within thirty (30) days of the effective date of the termination:  (i) all amounts owed to Contractor for Services completed and accepted by Company prior to the termination date; and (ii) expenses, if any, that have been mutually agreed upon by the Parties and in accordance with provisions in this Agreement ..

10.   Return of Company Property.  Upon the termination of this Agreement for any reason, or earlier at the request of Company, Contractor shall deliver to Company any and all notes, memoranda, drawings, lists, specifications, devices, formulae, and documents (whether in draft or final, complete or incomplete form), together with all copies thereof, and any other material relating to the Services.

11.  Non-Solicitation.  Contractor agrees that, during the Term and for a period of two (2) years thereafter, Contractor shall not directly or indirectly (i) solicit or in any manner encourage employees, contractors or consultants of the Company to end their relationships with the Company; or (ii)  take away, or attempt to take away the business of any customer of the Company with whom Contractor became acquainted, or who becomes known to Contractor during the term of this Agreement.  Notwithstanding the forgoing, Contractor shall have no restriction in contacting or soliciting other business from any entity with whom he has a relationship or acquaintance prior to his engagement with the Company.

12.  Maintenance of Records.  Contractor agrees to keep and maintain adequate and current written records of all Intellectual Property made by Contractor (solely or jointly with others) during the term of his relationship with the Company. The records will be in the form of notes, lists, sketches, drawings, or any other forms that may be specified from time to time by the Company. The records will be available to and remain the sole property of the Company at all times.

13.  No Conflicting Obligations.  Contractor represents that his performance under this Agreement, and that his relationship to the Company does not and will not breach any agreement to keep confidential proprietary information of a third party. Contractor represents and warrants that he has not entered into, and that he will not enter into any agreement, written or oral, that is or may be in conflict with this Agreement. Contractor understands that he is not to breach any obligation of confidentiality to others during his relationship with the Company.

14.  No Improper Use of Information of Others.  Contractor represents and warrants that Contractor shall not use, bring or disclose to the Company in the performance of his obligations hereunder any trade secret, software, electronic media or other information or property of any other person or entity (“Property of Others”) which is not generally available to the public, unless Contractor has obtained such person’s or entity’s written authorization for its disclosure, possession and use.

15.  Independent Contractor.  In performing this Agreement, Contractor shall have the status of, and operate as, an independent contractor.  This Agreement does not create any agency, employment, partnership, joint venture, franchise or other similar or special relationship between the parties. Company is interested only in the results to be achieved.  Neither Company nor Contractor (or any of Contractor’s representatives) shall have the right or authority to assume or create any obligations or to make any representations, warranties or commitments on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.  Without limiting the foregoing, Contractor shall be solely responsible for paying when due all taxes, including estimated taxes, incurred as a result of the compensation paid by Company to Contractor for the Services under this Agreement.  Neither party shall disclose the terms of this Agreement nor make representation to the public or a third party regarding any consulting or employment relationship without the consent of the other party.

16.  Compliance with Laws.  Each party shall comply with all applicable laws and regulations to which it is subject.

17.  Representations and Warranties. Contractor hereby represents and warrants that, in performing the Services hereunder (i) Contractor has the requisite professional and technical knowledge, skills and experience to perform the Services in accordance with the highest professional and technical standards applicable to the Services, as well as the Project, (ii) Contractor shall not infringe or cause the Company to infringe the intellectual property rights of any third party; and (iii) Contractor has full right and power to enter into and perform this Agreement without the consent of any third party.  Contractor shall take all necessary precautions to prevent injury to any persons and avoid damage to any property during the term of this Agreement.  If Company permits Contractor to use any of Company’s equipment, tools, or facilities during the term of this Agreement, Contractor shall be solely responsible for any injury to, or death of, any person (including himself) or damage to any property arising out of his use of such equipment, tools or facilities, whether or not such claim is the result of an alleged defect in the equipment, tools or facilities, or any alleged negligence on the part of Company.

18.  Equitable Relief. Each of the parties hereto acknowledges that any breach or threatened breach of this Agreement by any of them (“Breaching Party”) will result in immediate and irreparable harm to the other party (“Aggrieved Party)”) for which there will be no adequate remedy at law, and that the Aggrieved Party shall be entitled to injunctive relief to restrain the Breaching Party from violating this Agreement or to compel him to cease and desist all activities that are in breach of this Agreement without posting bond or other security.  Nothing in this section shall be construed as preventing the Aggrieved Party, or any one of them, from pursuing any other remedies available to it/him for such breach or threatened breach, including recovery of damages.

19. Indemnity.  Company and Contractor shall each indemnify, defend and hold the other and, if applicable, its directors, employees, agents and affiliates harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses, including without limitation reasonable attorney’s fees (hereinafter referred to individually and collectively as “Claim”) arising out of or relating to any breach of this Agreement. The foregoing obligations are contingent upon the Aggrieved Party (i) giving the Breaching Party prompt notice of the applicable Claim, (ii) reasonably cooperating with the Breaching Party at the Breaching Party’s request and expense in the defense and/or settlement of such Claim, and (iii) giving the Breaching Party the opportunity to participate in the defense of such Claim.

INDEPENDENT CONTRACTOR AGREEMENT

20.  Survival of Obligations.  Sections 5, 6, 7, 8, 9,10, 11, 15, 18, 19, 26, of this Agreement shall survive the expiration or termination of this Agreement, regardless of the circumstances of such termination.

21.  Entire Agreement. This Agreement, together with the Statement of Work attached hereto, constitute the complete and exclusive agreement between and among the Parties hereto regarding the subject matter of this Agreement. The Agreement supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter hereof.  In the event of any discrepancy between this Agreement and the Statement of Work, this Agreement shall prevail unless otherwise specified in writing.

22.  Express, Written Modifications Only.   This Agreement may not be modified or amended except in a writing expressly purporting to change this Agreement and signed by a duly authorized representative of each party.  No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

23.  No Waiver.  Any waiver by any party hereto of any default or breach of this Agreement shall not constitute a waiver of any prior or subsequent default or breach.

24. Assignment.  None of the parties hereto may assign this Agreement or any rights or obligations arising hereunder without the prior written consent of the other party and any purported assignment in violation of this Section shall be null and void.   Notwithstanding the foregoing, Company may assign this Agreement in its entirety to an entity purchasing all or substantially all of its equity or assets, or to the surviving entity in a merger in which Company is not the surviving entity without the written consent of the other party.

25.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its choice of law provisions.  Company and Contractor each consents to the Courts of the State of California having jurisdiction over its/his person, and Company and Contractor each agrees that any cause of action arising out of or in relation to this Agreement shall be brought in a Court in Los Angeles County, California.

26.  Severability.  If any provision of this Agreement is deemed invalid, illegal or unenforceable in whole or in part, then the parties agree to modify such provision to the extent necessary to cure the invalidity, illegality or unenforceability of the same, while remaining as faithful to the intent of said provision.  Otherwise the remainder of this Agreement shall remain in full force and effect according to its terms.

27.  Binding Effect.  This Agreement shall be binding upon Contractor’s and heirs, executors, administrators or other legal representatives and shall inure to the benefit of successors and assigns of the Company.  This Agreement shall be binding upon the Company, its successors, entity purchasing all or substantially all of its equity or assets, or to a surviving entity in a merger in which Company is not the surviving entity and assignee and any such successor, assignee, or entity shall be deemed substituted for Company under the terms of this Agreement for all purposes.  All previously agreed to contracts will be superceeded by this contract.  All previously agreed to compensation agreements will no longer apply.

28. Communications and Notice Periods.  All notice periods refer to calendar days unless otherwise noted, and all notices shall be: (i) given in writing; (ii) sent to the address specified in the applicable Statement of Work and Deliverables, by facsimile, e-mail, courier, or first class mail, and (iii) deemed to have been given upon receipt or, if mailed by courier or first class mail, five (5) days after the notice has been handed to the postal or courier services for delivery, which ever occurs earlier.

29.
Acknowledgment.  Contractor certifies that he has carefully read all of the provisions of this Agreement, that it/he understands the same, and that it/he will fully and faithfully comply with all of the provisions of this Agreement.  To be effective this contract must be signed off by an officer of the company and by both of the parties. If the contract is signed by only one party – it will not be effective.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.CyberDefender Corporation

Signed:	/s/ Gary Guseinov

By:	Gary Guseinov

Title:	Chief Executive Officer

CONTRACTOR

Signed:	/s/ Kevin Harris

By:	Kevin Harris

Title:

INDEPENDENT CONTRACTOR AGREEMENT

STATEMENT OF WORK

Contractor/ Consultant:	Kevin Harris
Term:	1 Month from the date of this contract.
Description of Project:	Interim CFO
Services to be provided:

Consultant shall be responsible for the following tasks:

•    Manage day to day accounting
•    Manage Public reporting process with Company’s counsel and auditors
•    Prepare and maintain running financial forecast
•    Occasional meetings with board and investors

These tasks can be amended from time to time based on the needs of the company.

Total time:  20 hours per week

Rate of Compensation:

Compensation/Stock:

•    $100 per hour or $2,000 per week (paid every 2 weeks)
•    Company and consultant may elect to more hours – for which additional compensation will be paid.  Company to approve all additional hours in advance.
•    5,000 company options for the month of Dec (at $1 per share)

Expenses:

Company agrees to pay reasonably related expenses incurred by Contractor in the course of providing the Services to Company, including costs of travel.

(1)           All expenses must be pre-approved.

(2)           All expense invoices will be paid by Company within 14 days of receipt of such invoices.

Manager:	Gary Guseinov

Work Order Approved by Company:	/s/ Gary Guseinov	Date:	12/1/08

Work Order Accepted by Consultant:	/s/ Kevin Harris	Date:	12/1/08